Exhibit 2.1
Execution Version

Purchase and Sale Agreement

by and among

Patriot Resources Partners LLC

as seller

and

Linn Energy Holdings, LLC

as buyer

i

EXHIBITS

Exhibit A	Part 1	Leases and Units
Exhibit A	Part 2	Wells
Exhibit A	Part 3	Facilities
Exhibit A	Part 4	Contracts
Exhibit A	Part 5	Fee Tracts, Easements and Rights-of-Way
Exhibit B	–	Excluded Assets
Exhibit C	Part 1	Allocated Values of Tracts

Exhibit D	–	Form of Assignment
Exhibit E	–	Form of Tag Along P.S.A.
Exhibit F	–	Form of Transition Services Agreement

SCHEDULES

Schedule 5.02	–	Environmental Defect
Schedule 6.01(c)	–	Consents
Schedule 6.01(f)	–	Litigation
Schedule 6.01(j)	–	Royalty Payments
Schedule 6.01(k)	–	Imbalances
Schedule 6.01(m)	–	Exceptions to Compliance with Laws
Schedule 6.01(n)	–	Contracts
Schedule 6.01(u)	–	AFEs
Schedule 6.01(v)	–	Preferential Purchase Rights
Schedule 8.01	–	Tag Along Rights
Schedule 11.06	–	Suspense Funds

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 3rd day of September, 2010, by and between Patriot Resources Partners LLC, a Texas limited liability company (“Seller”), and Linn Energy Holdings, LLC, a Delaware limited liability company (“Buyer”).  Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is the owner of the Assets (as hereinafter defined); and

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Assignments” shall have the meaning given that term in Section 10.03(a).

“Adjusted Purchase Price” shall have the meaning given that term in Section 3.01.

“AFEs” shall have the meaning given that term in Section 6.01(u).

“Affiliate” shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified.  For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Accounting Arbitrator” shall have the meaning given that term in Section 11.01(b).

“Adjustment Period” shall have the meaning given that term in Section 3.04(a)(i).

 “Agreement” shall have the meaning given that term in the preamble.

“Allocated Value” shall have the meaning given that term in Section 3.03.

“Applicable Taxes” means any Taxes (x) imposed on Seller or its Affiliates, (y) for which Seller or its Affiliates is liable as a transferee or successor, by contract or otherwise or (z)

imposed with respect to the Assets, in each case, if the Tax could result in a lien or other claim against any of the Assets or Buyer or its Affiliates.

 “Assets” shall have the meaning given that term in Section 2.02.

“Assignment” shall have the meaning given that term in Section 10.03(a).

“Assumed Obligations” shall have the meaning given that term in Section 13.01.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Buyer” shall have the meaning given that term in the preamble.

“Buyer Indemnitees” shall have the meaning given that term in Section 13.03.

“Claim” shall have the meaning given that term in Section 13.11(b).

“Claim Notice” shall have the meaning given that term in Section 13.11(b).

“Closing” shall have the meaning given that term in Section 10.01.

“Closing Date” shall have the meaning given that term in Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Common Properties” shall have the meaning given that term in Section 15.07.

“Common Properties Tag Along Rights” shall have the meaning given that term in Section 15.07.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Buyer and Seller dated June 21, 2010.

“Contracts” shall have the meaning given that term in Section 2.02(f).

“COPAS” means the Accounting Procedures promulgated by the Council of Petroleum Accountants Societies.

“CrownRock” means CrownRock, LP, a Delaware limited partnership.

“Cure End Date” shall have the meaning given that term in Section 4.04.

“Data” shall have the meaning given that term in Section 2.02(j).

“Defensible Title” shall have the meaning given that term in Section 4.02.

“Deposit” shall have the meaning given that term in Section 3.02(a).

“Dispute Notice” shall have the meaning given that term in Section 11.01(a).

“DOJ” shall mean the Department of Justice.

“Effective Time” shall have the meaning given that term in Section 2.01.

“Environmental Arbitrator” shall have the meaning given that term in Section 5.06.

“Environmental Defect” shall have the meaning given that term in Section 5.02.

“Environmental Defect Amount” shall have the meaning given that term in Section 5.04(b).

“Environmental Defect Deductible” shall have the meaning given such term in Section 5.05.

“Environmental Defect Notice” shall have the meaning given that term in Section 5.02.

“Environmental Defect Property” shall have the meaning given than term in Section 5.02.

“Environmental Examination Period” shall have the meaning given that term in Section 5.01(a).

“Environmental Laws” shall mean applicable federal and state statutes and regulations and applicable local statutes, regulations and/or ordinances (in each case, as the same have been amended) to protect human health and the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.  The term “Environmental Laws” shall also include all amendments to any of the foregoing that are adopted prior to the Effective Time, but shall not include any Law not in effect as of the Effective Time.

“Environmental Liabilities” shall mean any and all damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Authority or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Authority or other Person pursuant to common law or statute and related to the use or release of hazardous materials.

“Excluded Assets” shall have the meaning given that term in Section 2.03.

“Facilities” shall have the meaning given that term in Section 2.02(d).

“Files” shall have the meaning given that term in Section 2.02(i).

“Final Accounting Statement” shall have the meaning given that term in Section 11.01(a).

“Financial Statements” shall have the meaning given that term in Section 7.08(a).

“FTC” shall mean the Federal Trade Commission.

“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets.

 “HSR Act” means the Hart Scott Rodino Antitrust Improvement Act of 1976 as amended and the rules and regulations thereunder.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries with respect to oil or gas produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location.

“Indemnitee” shall have the meaning given that term in Section 13.11(a).

“Indemnitor” shall have the meaning given that term in Section 13.11(a).

“Indemnity Deductible” shall have the meaning given that term in Section 13.04.

“Interim Lease” shall have the meaning given that term in Section 4.13(c).

“Interim Period” shall mean that period commencing on the date of the execution of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement.

“Knowledge” shall mean, with respect to Seller, the actual knowledge (without investigation) of the following Persons:  Ted Collins, Ben Strickling, III, Herb Ware, or Mike Wallace.

“Lands” shall have the meaning given that term in Section 2.02(b).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning given that term in Section 2.02(a).

“Lease Adjustments” shall have the meaning given that term in Section 4.13.

“Lease Expirations” shall mean the expiration of the primary or secondary term of any Lease after the Effective Date but on or before the Closing Date.

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses,

including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Lowest Cost Response” shall mean the lesser of (A) the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, or (B) the amount of Environmental Liabilities that Seller reasonably believes will be incurred or required to be paid by it with respect thereto.

“Material Adverse Effect” shall mean an event or circumstance that results in a material adverse effect on the use, ownership or operation of the Assets, taken as a whole and as currently operated as of the date of this Agreement, or an occurrence or event that materially hinders or impedes the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect:  (a) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide or any outbreak of hostilities or war; (c) any effect resulting from a change in Laws from and after the date of this Agreement; (d) any reclassification or recalculation of reserves in the ordinary course of business; (e) any changes in the prices of Hydrocarbons; and (f) any decline in Well performance.

“Material Contract” shall mean the following (excluding any Leases and any joint operating agreements):

(a)    any Contract that can reasonably be expected to result in aggregate payments by Seller with respect to the Assets of more than $500,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(b)    any Contract that can reasonably be expected to result in aggregate revenues to Seller with respect to the Assets of more than $500,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c)    any purchase and sale, transportation, processing, refining or similar Contract (in each case) to which Seller is a party with respect to Hydrocarbons from the Assets that is not terminable without penalty on 30 days or less notice;

(d)    any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) by which the Assets are subject (whether Seller is the borrower or the lender) and all related security agreements or similar agreements associated therewith, unless such Assets are to be released from such Contracts on or before the Closing

(e)    any agreement binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets; and

(g)    any Contract related to the Assets between Seller and any Affiliate of Seller and that will not be terminated at or prior to Closing.

“New Leases” shall mean oil and gas leases entered into or mineral interests purchased covering the Lands on or after the Effective Date, but not listed on Exhibit A-1.

“NORM” shall mean naturally occurring radioactive material.

“Operating Assets” shall have the meaning given that term in Section 2.05.

“Operating Expenses” shall mean all operating expenses (including costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and Overhead Costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding (i) Liabilities for personal injury or death, property damage or violation of any Law, (ii) obligations to plug Wells, dismantle Facilities, close pits or restore the surface around such Wells, Facilities and pits, (iii) Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, Facilities or personal property under applicable Environmental Laws, and (iv) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Leases and/or Wells, including those held in suspense.

 “Overhead Costs” shall mean an amount equal to the COPAS charges payable under any joint operating agreement for Assets operated by Seller or its Affiliates that would be attributable to Seller’s interest in the Assets.

“Parties” shall have the meaning given that term in the preamble.

“Patriot/ CrownRock AMI” shall have the meaning given that term in Section 15.07.

“Permitted Encumbrances” shall mean any of the following:

(a)    the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to Seller its interests in any of the Assets to the extent that such agreements, instruments and documents do not operate to reduce any net revenue interest of Seller (as set forth in Exhibit C – Part 1 ) or increase any working interest of Seller (as set forth in Exhibit C – Part 1) without a proportionate increase in the corresponding net revenue interest of Seller or materially affect the operation of the Assets;

(b)    any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanic’s, repairman’s, vendor’s, construction, employee’s, contractor’s, operator’s or other similar liens or charges for the payment of expenses arising in the ordinary course of business (in each case) that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

(c)    any liens for taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

(d)    any liens or security interests created by Law, reserved in oil and gas leases for royalties, bonuses or rentals or created to secure compliance with the terms of the Leases;

(e)    any obligations or duties affecting the Assets to any municipality or Governmental Authority with respect to any franchise, grant, license or permit and all applicable Laws, other than those that would materially affect the operation of the Assets;

(f)     any easements, rights of way, servitudes, licenses, permits and other similar rights for the purposes of pipelines, transmission lines, Facilities or other similar fixtures or personalty that do not materially affect the operation of the Assets;

(g)    all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production that do not operate to reduce any net revenue interest of Seller (as set forth in Exhibit C – Part 1) or increase any working interest of Seller (as set forth in Exhibit C – Part 1) without a proportionate increase in the corresponding net revenue interest of Seller;

(h)    preferential rights to purchase or similar agreements;

(i)     Third Party consents to assignments or similar agreements;

(j)     conventional rights of reassignment upon abandonment;

(k)    all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein with respect to Seller’s conveyance of the Assets to Buyer and to the extent the same are typically obtained after closing;

(l)     those items set forth on Schedule 6.01(f) and Schedule 6.01(m) and all Contracts, including all production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements (in each case) that do not operate to reduce any net revenue interest of Seller (as set forth in Exhibit A) or increase any working interest of Seller (as set forth in Exhibit A) without a proportionate increase in the corresponding net revenue interest of Seller and do not materially affect the operation of the Assets;

(m)   all defects and irregularities affecting the Assets that do not operate to reduce any net revenue interest of Seller (as set forth in Exhibit C – Part 1), increase any working interest of Seller (as set forth in Exhibit C – Part 1), without a proportionate increase in the corresponding net revenue interest of Seller or otherwise interfere materially with the operation or use of any of the Assets;

(n)    any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) by which the Assets are subject (whether Seller is the borrower or lender) and all related security agreements or similar agreements associated therewith, so long as such Assets are released from such Contracts on or before the Closing; and

(o)    title problems or title requirements commonly encountered in the oil and gas business which would be waived in the ordinary course of business by a reasonably prudent operator engaged in the business of owning, developing and operating oil and gas properties.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Proven Tract” shall have the meaning given to that term in Section 4.13(c).

 “Purchase Price” shall have the meaning given that term in Section 3.01.

“SEC” means the United States Securities and Exchange Commission.

“Seller” shall have the meaning given that term in the preamble.

“Seller Indemnitees” shall have the meaning given that term in Section 13.02.

“Seller Period” means any Tax period ending on or before the Effective Time and any portion of a Straddle Period prior to the Effective Time.

“Seller Taxes” means, other than Taxes taken into account pursuant to Section 3.04(a)(vi) or Taxes attributable to Buyer pursuant to Section 9.03, any and all Applicable Taxes (a) for any Seller Period or (b) resulting from a breach of the representations and warranties set forth in Section 6.01(i) or covenants of Seller or its Affiliates set forth in Article IX.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Preferential Rights” shall have the meaning given that term in Section 4.09.

“Tag Along Assets” are those Assets which are subject to tag along rights as set forth in the agreements referenced on Schedule 8.01.

“Tag Along PSA” collectively means the various purchase and sale agreements each in the form of Exhibit F hereto to be executed on the Closing Date at the Closing between Buyer and those Third Parties owing Tag Along Rights who elect to sell their Tag Along Assets to Buyer.

“Tag Along Rights” are the rights of Third Parties to participate in the sale of Tag Along Assets as set forth in Section 4.12 and as delineated in the agreements referenced on Schedule 8.01.

 “Taxes” means all federal, state, local and other taxes and similar levies, fees, charges and assessments imposed by a Governmental Authority, including without limitation, income, gross receipts, sales, use, transfer, business and occupation, franchise, profits, license, lease, services, service use, duties, excise, severance, stamp, occupation, ad valorem, real and personal property, withholding, payroll, and value added taxes, and any taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise, including any interest, penalties or additions to any tax with respect to any of the foregoing.

 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” shall have the meaning given that term in Section 4.07(b).

“Title Benefit” shall mean any right, circumstance or condition that, with respect to Tracts for which an Allocated Value is set forth on Exhibit C – Part 1, operates to increase the net revenue interest of the Seller in any well drilled or which could be drilled on such Tract above that shown on Exhibit C - Part 1, to the extent not causing a greater than proportionate increase in Seller’s working interest in such well above that shown in Exhibit C – Part 1, but excluding any increase resulting from a New Lease, which is addressed by Section 4.13 exclusively.

“Title Benefit Amount” shall have the meaning given that term in Section 4.05(b).

“Title Benefit Property” shall have the meaning given that term in Section 4.05(a).

“Title Defect” shall have the meaning given that term in Section 4.02.

“Title Defect Amount” shall have the meaning given such term in Section 4.04(a).

“Title Defect Deductible” shall have the meaning given that term in Section 4.06.

“Title Defect Notice” shall have the meaning given such term in Section 4.03.

“Title Defect Property” shall have the meaning given such term in Section 4.03.

“Title Examination Period” shall have the meaning given that term in Section 4.01.

 “Tract” means each forty-acre portion of each Lease described in Exhibit C hereto.

“Units” shall have the meaning given to that term in Section 2.02(a).

“Wells” shall have the meaning given that term in Section 2.02(b).

Section 1.02                       Interpretation.  As used in this Agreement, unless the context otherwise requires, the term “includes” and its syntactical variants means “includes but is not limited to.”  The headings and captions contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof.  Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.  All references herein to “Sections” and “Articles” in this Agreement shall refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.

ARTICLE II
ASSETS

Section 2.01         Agreement to Sell and Purchase.  Subject to the terms and conditions of this Agreement, Buyer agrees (a) to purchase from Seller and Seller agrees to sell, transfer and assign to Buyer the Assets and (b) to purchase the Tag Along Assets from those Third Party owners thereof who have elected to sell such Tag Along Assets to Buyer on the Closing Date.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date but effective as of 7:00 a.m. Midland, Texas time on June 1, 2010 (the “Effective Time”).  The applicable Tag Along Assets shall be transferred to Buyer in accordance with the separate Tag Along PSA’s at a separate sale simultaneous with the Closing.

Section 2.02         Assets.  Subject to Section 2.03, the term “Assets” shall mean, less and except the Excluded Assets,  all of Seller’s right, title and interest in and to:

(a)    the oil and gas leases and oil, gas and mineral leases described in Exhibit A – Part 1 subject to any depth restrictions described on Exhibit A – Part  1, and any ratification, extensions or amendments of the same, whether or not they are listed on Exhibit A – Part 1,  (collectively, the “Leases”), together with lands pooled, unitized or communitized therewith (the “Units”);

(b)    all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the lands described on Exhibit A – Part 1  or described in any of the Leases or other instruments described on such Exhibit A – Part 1 even though Seller’s interest therein may be incorrectly described in, or omitted from, such Exhibit A – Part 1 (collectively, the “Lands”), including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover the Lands

(c)    the oil and gas wells located upon the Lands  or Units, including those listed in Exhibit A – Part 2 (collectively, the “Wells”);

(d)    the production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities appurtenant to or used solely in connection with the Leases, Units or Wells, including those listed in Exhibit A – Part 3 (collectively, the “Facilities”);

(e)    the Hydrocarbons produced from or attributable to the Leases, Units or Wells from and after the Effective Time, plus all Hydrocarbons produced therefrom prior to the Effective Time and in storage prior to sale or upstream of the sales metering point as of the Closing Date for which a Purchase Price adjustment is made pursuant to Section 3.04(a)(vi);

(f)     to the extent transferable, all contracts, agreements, instruments and leases to which the Assets are bound or to the extent related to the Assets, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Assets, including the contracts, agreements and leases listed in Exhibit A – Part 4,  (collectively, the “Contracts”);

(g)    all surface estates, easements and rights-of-way, surface leases and other surface rights appurtenant to and used or held for use primarily in connection with the Assets, including but not limited to those described in Exhibit A – Part 5;

(h)    to the extent transferable, all permits used in connection with the Lands, Leases, Units or Wells;

(i)     all books, records, files (including Lease files, Well files, division order files and gas sales, gathering and processing files), muniments of title, title opinions, reports and similar documents and materials (whether electronic or hardcopy) held and used in connection with the Leases,  Wells or Facilities, but excluding any of the foregoing to the extent that transfer is restricted by Third-Party agreement or applicable Law (subject to such exclusion, collectively, the “Files”); and

(j)     all Well logs, gravitational data and geological, seismic and other geophysical data or information (in each case) solely attributable to the Wells, Leases, Units or Lands (whether electronic or hardcopy), to the extent that Seller has the right to transfer same to Buyer without the payment of any fee, penalty or other consideration but excluding any of the foregoing to the extent that transfer is restricted by third-party agreement or applicable Law (subject to such exclusions, collectively, the “Data”).

Section 2.03         Excluded and Reserved Assets.  The Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby, the Excluded Assets.  “Excluded Assets” shall mean:

(a)    all corporate, financial, tax and legal records of Seller that relate to  Seller’s business generally (including the ownership and operation of the Assets) or that relate to the other Excluded Assets, together with a duplicate copy (electronic or otherwise) of all of the Files and Data;

(b)    any trade credits, accounts and notes receivable, accounts payable, proceeds or revenues attributable to the Assets and accruing prior to the Effective Time;

(c)    all Hydrocarbons produced from or attributable to the Leases, Units or Wells with respect to any periods of time prior to the Effective Time and not in storage prior to sale or upstream of the sales metering point as of the Closing Date, and all proceeds attributable thereto;

(d)    all refunds of costs, taxes or expenses attributable to any periods of time prior to the Effective Time;

(e)    all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Leases, Units or Wells, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(f)     all area-wide permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(g)    all bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets;

(h)    subject to the provisions of Section 14.02, all rights, titles, claims and interests of Seller or its Affiliates to or under any insurance policy or agreement, any insurance proceeds or to or under any bond or bond proceeds;

(i)     all rights and claims relating to the Assets and attributable to periods of time prior to the Effective Time;

(j)     all patents, patent applications, logos, service marks, copyrights, trade names or trademarks of or associated with Seller, its Affiliates or their businesses;

(k)    all privileged attorney-client (i) communications, files or records and (ii) other documents (other than title opinions);

(l)     all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties;

(m)   all audit rights arising under any of the Contracts with respect to any periods of time prior to the Effective Time or to any of the Excluded Assets;

(n)    all analyses, bidder lists and communications with marketing advisers or other bidders in connection with marketing the Assets;

(o)    all amounts paid by Third Parties to Seller or its Affiliates as overhead for periods of time accruing prior to Closing under any joint operating agreements burdening the Assets;

(p)    the rights, titles or interests described in Exhibit B or otherwise expressly retained hereunder;

(q)    any matter required to be excluded pursuant to the provisions of Section 2.02(i) or Section 2.02(j);

(r)     all assets in possession of the Seller but owned by Third Parties;

(s)    all equity interests in MidMar Partners LLC and MidMar Gas LLC, Texas limited liability companies; and

(t)     all third-party indemnities where Seller is an indemnified party and the proceeds afforded thereby to the extent relating to the Excluded Assets.

Section 2.04         Revenues and Expenses.  Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time prior to the Effective Time.  Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time from and after the Effective Time.  All Operating Expenses attributable to the Assets (in each case) that are:  (i) incurred with respect to operations conducted or Hydrocarbons produced prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or Hydrocarbons produced from and after the Effective Time shall be paid by or allocated to Buyer.

Section 2.05         Treatment of Certain Assets.

All Contracts, surface contracts and equipment, other than those directly related to the wellhead, that are related to the operation of Assets operated by Seller (collectively “Operating Assets”) will be assigned from Seller to Linn Operating, Inc., at Buyer’s discretion; provided that Buyer shall remain responsible and liable for all Liabilities arising out of or attributable to the Operating Assets in accordance with Article XIII.  For all book, tax and account purposes, this assignment shall be treated as (i) a sale from Seller to Buyer and (ii) a simultaneous contribution from Buyer to Linn Operating, Inc.

ARTICLE III
CONSIDERATION

Section 3.01         Purchase Price.  The total consideration for the purchase, sale and assignment of the Assets by Seller to Buyer is Buyer’s payment to Seller of the sum of $127,000,000 (the “Purchase Price”) as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”).  The Adjusted Purchase Price shall be paid by Buyer to Seller at the Closing by means of a completed wire transfer to the account of Seller as designated by Seller to Buyer in writing prior to the Closing.

Section 3.02         Deposit.

(a)    Concurrently with the execution and delivery of this Agreement, Buyer has deposited by wire transfer with Seller in same day funds the sum equal to ten percent (10%) of the Purchase Price (the “Deposit”).  The Deposit shall be applied toward the Purchase Price at the Closing without any interest earned thereon.

(b)    If (i) all conditions precedent to the obligations of Buyer set forth in Article VIII have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of:  (A) the failure of Buyer to materially perform any of its obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the Closing, then, in such event, Seller shall have the right to terminate this Agreement and retain the Deposit, as liquidated damages.

(c)    If this Agreement is terminated by the mutual written agreement of Buyer and Seller or if the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 3.02(b), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by Seller with respect thereto, but without any interest earned thereon.  Buyer and Seller shall thereupon have the rights and obligations set forth in Section 12.02.

Section 3.03         Allocated Values and Value of Tag Along Assets.

(a)    Buyer and Seller agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit C – Part 1.  The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit C – Part 1 and to the extent there is any adjustment to the Purchase Price pursuant to this Agreement, such adjustment shall adjust the Allocated Values set forth on Exhibit C – Part 1 in accordance with Section 1060 of the Code.  Buyer and Seller agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting Asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to holders of preferential purchase rights or in other documents or notices relating to the transactions contemplated by this Agreement. Each Party will notify the other Party if it receives notice that the Internal Revenue Service proposes any allocation that is different from the allocation as set forth in Exhibit C – Part 1.

Section 3.04         Adjustments to Purchase Price.

(a)    The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:

(i)        Reduced by the aggregate amount of the following proceeds received by Seller during the period between the Effective Time and the Closing Date (referred to herein as the “Adjustment Period”): (A) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of production) produced from or attributable to the Assets during the Adjustment Period, and (B) other proceeds earned with respect to the Assets during the Adjustment Period;

(ii)       the Deposit shall be credited against the Purchase Price in accordance with Section 3.02(a);

(iii)      Reduced in accordance with Section 4.09, by an amount equal to the Allocated Value of those Assets  with respect to which preferential purchase rights have been exercised prior to Closing and prior to the expiration of the applicable period of time within which the holder of any such preferential right is entitled to exercise the preferential right;

(iv)      (A) Reduced as a result of Title Defects by the Title Defect Amount, to the extent required by Section 4.04, but subject to the limitations of Section 4.06, (B) increased as a result of Title Benefits by the Title Benefit Amount, to the extent required by Section 4.05(b), (C) increased or reduced, as applicable, as a result of Lease Adjustments pursuant to Section 4.13, and (D) reduced as a result of Environmental Defects by the Environmental Defect Amount, to the extent required by Section 5.04, but subject to the limitations of Section 5.05;

(v)       Reduced by any other amount provided for in this Agreement or agreed upon by Buyer and Seller;

(vi)      Increased by the value of all Hydrocarbons produced from or attributable to the Leases, the Units or the Wells prior to the Effective Time that are in storage prior to sale as of the Closing Date, which value shall be calculated based upon the contract price for the sale of such Hydrocarbon;

(vii)     Subject to the limitations of Section 7.04, increased by the amount of all Operating Expenses and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred at or after the

Effective Time, except any Operating Expenses and other such costs already deducted in the determination of proceeds in Section 3.04(a) or already taken into account as a Lease Adjustment pursuant to Section 4.13;

(viii)    Increased by any other amount provided for in this Agreement or agreed upon by Buyer and Seller; and

(ix)       Increased or reduced, as appropriate, pursuant to the provisions of Section 7.07.

(b)    Each adjustment made pursuant to Section 3.04(a)(i) shall serve to satisfy, up to the amount of the adjustment, Buyer’s entitlement under Section 2.04 to Hydrocarbon production from or attributable to the Assets during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Buyer shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made.

(c)    Similarly, the adjustment described in Section 3.04(a)(vii) shall serve to satisfy, up to the amount of the adjustment, Buyer’s obligation under Section 2.04 to pay the costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, Buyer shall not be separately obligated to pay for any such costs with respect to which an adjustment has been made.

ARTICLE IV
TITLE MATTERS

Section 4.01         Title Examination Period.  Commencing on the date hereof and ending October 4, 2010 at 6:00 p.m. Midland, Texas time (the “Title Examination Period”), Seller shall, subject to Section 7.01, (a) permit Buyer and/or its representatives to examine, primarily by electronic “paper vision” and otherwise in a manner reasonably acceptable to Seller, at reasonable times and in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, Lease files, assignments, division orders, operating records and agreements (including the Contracts) and all other non-confidential and non-proprietary records and files pertaining to the Assets insofar as same may now be in existence and in the possession or control of Seller and (b) subject to Third Party operator approval, permit Buyer and/or its representatives, at reasonable times and at Buyer’s sole risk, cost and expense, to conduct reasonable inspections of the Assets (other than environmental inspections which are covered by Section 5.01 hereof).

Section 4.02         Title Defects.  An Asset shall be deemed to have a “Title Defect” if Seller is found to have less than Defensible Title and it is reasonably estimated to (a) require an expenditure in excess of $25,000 to remedy or (b) reduce the value of such Asset by an amount in excess of $25,000. For purposes of this Agreement, the term “Defensible Title” shall mean

(a)    with respect to any Tract identified on Exhibit C – Part 1, such title of Seller that, subject to and except for the Permitted Encumbrances:

(i)        entitles Seller to receive not less than the percentage set forth in Exhibit C – Part 1 as the net revenue interest for any well drilled or which could be drilled on such Tract of all Hydrocarbons produced, saved and marketed from such well, all without reduction of such interest throughout the duration of the productive life of such well, except (A) as specifically set forth in Exhibit C – Part 1, (B) decreases in connection with those operations in which Seller may from and after the date of this Agreement be a non-consenting co-owner, (C) decreases resulting from the establishment or amendment of pools or units from and after the date of this Agreement, and (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;

(ii)       obligates Seller to bear the percentage of the costs and expenses relating to the maintenance, development and operation of any well drilled or which could be drilled on such Tract not greater than the working interest for such Tract shown in Exhibit C - Part 1, without increase throughout the duration of the productive life of such well, except (A) as specifically set forth in Exhibit C – Part 1, (B) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (C) increases to the extent that they are accompanied by a proportionate increase in Seller’s corresponding net revenue interest set forth in Exhibit C – Part 1; and

(iii)      is free and clear of all liens, encumbrances and defects

(c)    with respect to all other Assets, such title that is good and defensible and is free and clear of all liens, with the exception of Permitted Encumbrances.

Notwithstanding the foregoing, (a) the loss of or reduction of interest in any Tract following the Effective Time due to any election or decision made by Seller in accordance with applicable joint operating agreements as permitted under this Agreement shall not constitute a Title Defect and (b) Lease Expirations shall not be treated as a Title Defect hereunder but will instead be exclusively addressed pursuant to Section 4.13.

Section 4.03                       Notice of Title Defects.  To assert a claim for a Title Defect, Buyer must notify Seller thereof prior to the expiration of the Title Examination Period.  To be effective, such notice (a “Title Defect Notice”) shall be in writing and shall include (a) a detailed description of the alleged Title Defect(s), (b) the Assets affected thereby (each, a “Title Defect Property”), (c) the value of each Title Defect Property (which shall be the Allocated Value thereof), (d) the information upon which the Title Defect(s) are based, and (e) the amount which Buyer reasonably believes to be the Title Defect Amount resulting from the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based.  Upon request, Buyer must provide reasonable supporting documentation for any Title Defect.  Subject to Buyer’s rights with respect to any breach by Seller of Section 7.03 and Buyer’s rights under Section 4.08, any matters that may otherwise constitute Title Defects but that are not specifically disclosed to Seller pursuant to a Title Defect Notice delivered to Seller prior to the expiration of the Title Examination Period shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes, except as may otherwise be a breach of Seller’s representations and warranties in Section 6.01 and other than Seller’s special warranty of title provided in the assignments delivered at Closing, which will not be affected or diminished by this waiver.

Section 4.04         Remedies for Title Defects.  Seller shall have the option, but not the obligation, to attempt to cure any Title Defect on or before Closing (the “Cure End Date”).  Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect.  In the event that any Title Defect is not cured on or before the Cure End Date, then Seller may, at its sole election for each Title Defect:

(a)    subject to Section 4.06, adjust the Purchase Price downward in the Final Accounting Statement by an amount (the “Title Defect Amount”) determined in accordance with Section 4.07 for such Title Defect; or

(b)    Seller may retain the Title Defect Property and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of the Title Defect Property, in which event the Parties shall proceed to the Closing, the Title Defect Property shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted.

Section 4.05         Title Benefits.

(a)    Should either Party discover any Title Benefit on or before the end of the Title Examination Period that would have a Title Benefit Amount greater than $25,000, Seller shall have the right, and Buyer shall have the obligation, to notify the other Party thereof on or before the end of the Title Examination Period, which notice shall include (i) a description of the Title Benefit(s), (ii) the Lease and/or Tract(s) affected (each “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) documentation sufficient to reasonably support the asserted Title Benefit(s), and (v) the amount by which the asserting Party reasonably believes the Allocated Value of each Title Benefit Property is increased by the alleged Title Benefit(s) and the computations and information upon which such Party’s belief is based.

(b)    With respect to each Title Benefit Property reported under Section 4.05(a) for which the Title Benefit Amount is greater than $25,000, (i) if the net revenue interest of the Title Benefit Property is greater than the net revenue interest stated on Exhibit C - Part 1, then the Purchase Price shall be increased by an amount equal to the product of the Allocated Value of the Title Benefit Property multiplied by a fraction, the numerator of which is the actual net revenue interest increase and the denominator of which is the net revenue interest stated on Exhibit C – Part 1,  and (iii) if the net revenue interest of the Title Benefit Property is the same as the net revenue interest stated on Exhibit C – Part 1, then the Purchase Price shall be adjusted upward by an amount mutually agreed by Seller and Buyer.  The amount by which the Purchase Price is increased pursuant to the preceding sentence of this Section 4.05(b) shall be referred to herein as the “Title Benefit Amount.”

(c)    Notwithstanding the foregoing, New Leases will not be treated as a Title Benefit hereunder, but will be addressed exclusively pursuant to Section 4.13.

Section 4.06         Limitations.  Notwithstanding anything to the contrary, but excluding any adjustments for Lease Expirations or New Leases, which will be treated as  Lease Adjustments in accordance with 4.13,  (a) in no event shall there be any adjustments to the Purchase Price or other remedies available to Buyer for any Title Defect if the sum of all Title Defect Amounts, net of all Title Benefit Amounts, does not exceed one percent of the Purchase Price (the “Title Defect Deductible”), (b) Buyer will only be entitled to one recovery for a matter which constitutes a Title Defect even if such matter breaches another provision of this Agreement, and (c) if the sum of all Title Defect Amounts, net of all Title Benefit Amounts, exceeds the Title Defect Deductible, then any adjustments to the Purchase Price or other remedies provided by Seller pursuant to Section 4.04 shall be applicable only to the portion thereof that exceeds the Title Defect Deductible.

Section 4.07         Title Defect Amount.

(a)    The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of each Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i)        if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)       if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)      if the Title Defect represents a discrepancy between (i) the net revenue interest for any well drilled or which could be drilled on such Tract and (ii) the net revenue interest stated in Exhibit C – Part 1, then the Title Defect Amount shall be the product of the Allocated Value of such affected Tract multiplied by a fraction, the numerator of which is the actual net revenue interest and the denominator of which is the net revenue interest stated in Exhibit C – Part 1;

(iv)      if the Title Defect represents an obligation, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v)       the Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi)      notwithstanding anything to the contrary in this Section 4.07, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon each Title Defect Property shall not exceed the Allocated Value of each Title Defect Property.

(b)    If Buyer and Seller are unable to agree upon the Title Defect Amount under this subsection, or the validity of a Title Defect, the Parties shall proceed to the Closing, the Title Defect Property shall be conveyed to the Buyer, the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Title Defect Property otherwise payable at Closing and such amount shall be paid by Buyer into an escrow account established with a federally insured savings or banking institution mutually acceptable to Buyer and Seller pursuant to the terms of an escrow agreement in a form acceptable to the escrow agent and reasonably acceptable to Buyer and Seller. The amount deposited into escrow will remain there until the matter is exclusively and finally resolved by arbitration pursuant to this Section 4.07(b). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving Texas properties, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Austin, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 4.07(a) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator.

Section 4.08         Special Warranty of Title.  The assignments delivered to Buyer at Closing will contain a special warranty of title from Seller to Buyer warranting title to the Assets against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise.

Section 4.09         Preferential Rights To Purchase.  Prior to the Closing, Seller shall use commercially reasonable efforts to comply with all preferential rights to purchase or similar rights relative to the sale of any of the Assets as set forth in Schedule 6.01(v) (the “Subject Preferential Rights”) (provided that Seller shall not be required to provide consideration, incur any expense or undertake obligations to or for the benefit of the holders of the Subject Preferential Rights), and the transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Subject Preferential Rights. In accordance with this Agreement and the applicable

Contracts, Seller shall deliver written notices of the proposed transfer of any Asset subject to the Subject Preferential Rights to the holders of such Subject Preferential Rights.  Seller shall promptly notify Buyer if any Subject Preferential Right is exercised or if the requisite period has elapsed without said right having been exercised.  If a Third Party who has been offered an interest in any Asset pursuant to a Subject Preferential Right timely elects, prior to the Closing, to purchase such Asset pursuant to the aforesaid offer, and Seller receives written notice of such election prior to Closing, the Asset or part thereof so affected will be eliminated from the Assets, the Purchase Price will be reduced proportionately by the Allocated Value attributable thereto and the Parties shall proceed to the Closing.  Otherwise the Assets shall be conveyed to Buyer at Closing subject to any preferential right to purchase or similar right applicable to the transactions that has not been waived.  If a Third Party elects to purchase any Asset pursuant to a preferential right to purchase or similar right applicable to the transactions after the Closing Date, Buyer shall be obligated to convey such Asset to such Third Party and shall be entitled to the consideration for the sale of such Asset.

Section 4.10        Consents to Assignment.  Prior to Closing, Seller shall use commercially reasonable efforts to obtain all consents set forth in Schedule 6.01(c) (provided that Seller shall not be required to provide consideration, incur any expense or undertake obligations to or for the benefit of the holders of such consents).  Seller shall deliver written requests for such consents to the holders thereof.  If (a) Seller fails to obtain a consent prior to the Closing, (b) the failure to obtain such consent would cause the assignment of such Asset to Buyer to be void or would materially affect the operation of the Assets, and (c) the requirements of Sections 4.02(a) and (b) are met, then the portion of the Asset subject to such failed consent shall constitute a Title Defect (without giving effect to the Title Defect Deductible) and Seller and Buyer shall have the rights and remedies set forth in Section 4.04 and Section 4.07 with respect thereto.

Section 4.11         Post-Closing Consents.  At the Closing, Seller shall execute and deliver to Buyer such assignments of Leases by Governmental Authorities as require consent to assignment that are typically obtained after Closing, on the forms required by such Governmental Authorities having jurisdiction thereof, in addition to the assignment of such Leases pursuant to the Assignment, and Buyer shall pay to Seller, as part of the Purchase Price, the Allocated Value attributable to such Leases.  After Closing, Seller and Buyer will cooperate and use their  reasonable efforts to obtain all such consents from Governmental Authorities typically obtained after Closing.  Until all of such unobtained consents are obtained, Seller shall continue to hold title to the affected Assets as nominee for Buyer.  If any such consent is finally denied, then Seller, at its sole option, may elect:

(a)    to continue to hold title to the affected Assets as Buyer’s nominee pursuant to the terms described in this Section 4.11 or

(b)    to retain the affected Assets subject to such denied consent.

In the event Seller elects the option set forth in Section 4.11(b), then on or before the 10th day following such election, (x) Buyer shall deliver to Seller all proceeds of production (net of all expenses, expenditures, capital expenses, royalties and other costs of operation incurred or paid by Buyer, but excluding mortgage interest and any burdens or encumbrances created by Buyer, all of which shall be released prior to any payment to Seller pursuant to Section 4.11(b)) attributable to the affected Assets from the Effective Time to the date of reassignment of such

Assets from Buyer to Seller, (y) Seller shall reimburse to Buyer the Allocated Value paid to Seller as part of the Purchase Price at the Closing for such affected Assets, and (z) Buyer shall execute any and all conveyances or other instruments necessary or desirable to fully vest title to such Assets in Seller and to otherwise accomplish the foregoing as requested by Seller.

Section 4.12         Tag Along Rights.

(a)    Prior to the Closing, Seller shall use commercially reasonably efforts to give notice of the proposed sale and purchase under this Agreement to Third Parties who have Tag Along Rights under applicable joint operating agreements to participate in sales by the Seller of certain Assets.  Seller shall timely inform Buyer as to all such Third Parties who waive their Tag Along Rights and all those who indicate a preference to participate.

(b)    After Seller has first received an executed confidentiality agreement from a Third Party owning Tag Along Assets, Seller shall promptly supply said Third Party in each case with an executed copy of this Agreement (together with all Exhibits and Schedules hereto), along with written notice that their election to sell their Tag Along Assets must be evidenced by a signed copy of their Tag Along PSA in the form thereof attached hereto as Exhibit E and forwarded to Buyer in time for the Closing.

(c)    If a Third Party elects to sell its Tag Along Assets in a simultaneous but separate sale of the Assets at Closing, then Buyer shall be obligated to purchase such Third Party’s Tag Along Assets simultaneous with the Closing.

(d)    If Buyer wishes to arrange a purchase or possible purchase of a Third Party’s Tag Along Assets at a date after the Closing Date, then Buyer shall supply Seller with a written waiver in favor of Seller of the Third Party’s Tag Along Rights properly executed by such Third Party in favor of Seller.

Section 4.13         Lease Adjustment. The following adjustments to the Purchase Price (“Lease Adjustments”) shall be made for Seller's purchase of New Leases and Lease Expirations:

(a)    The Purchase Price shall be increased by an amount (on a dollar-for-dollar basis and without giving effect to any threshold or deductible amounts provided for elsewhere in this Agreement) equal to the greater of (A) the actual costs incurred by Seller after June 1, 2010 for the purchase of New Leases or (B) the Title Benefit Amount resulting from the New Lease as calculated according to Section 4.05(b) if the New Lease were treated as a Title Benefit (but without regard to the $25,000 individual threshold for Title Benefits).  Notwithstanding the foregoing, there will be no upward adjustment to the Purchaser Price for New Leases entered into by Seller after the execution of this Agreement for which Buyer’s approval in accordance with Section 7.04 is not obtained.  Buyer and Seller agree that Exhibit A to the Assignment will include the New Leases, regardless of whether they are listed on the Exhibit A – Part 1 to this Agreement.

(b)    The Purchase Price shall be decreased by an amount (on a dollar-for-dollar basis and without giving effect to any threshold or deductible amounts provided for elsewhere in this

Agreement) equal to the Title Defect Amount calculated pursuant to Section 4.07(a)(iii) (but without regard to the $25,000 individual threshold for Title Defects) resulting from any Lease Expirations.   Notwithstanding the foregoing, there will be no downward adjustment to the Purchase Price for a Lease Expiration where such Lease Expiration could have been cured by Seller prior to the Closing Date by an extension of the underlying Lease but such extension was not obtained due to Buyer’s failure to consent to an extension of the Lease in accordance with Section 7.04.

(c)           The Purchase Price shall be increased by an amount (on a dollar-for-dollar basis and without giving effect to any threshold or deductible amounts provided for elsewhere in this Agreement) equal to the cost incurred by Seller in connection with the acquisition of any oil and gas lease after the Effective Time that is not included in the definition of “New Lease” (each an  “Interim Lease”) but only to the extent such Interim Lease relates to the Tracts on Pages One, Two or Three of Exhibit C – Part 1, Titled “Allocation of Proven Value”, (the “Proven Tracts”).  To the extent that any Interim Lease covers more acreage than is included the Proven Tracts, the amount of the Purchase Price increase will be the amount equal to the cost incurred by Seller in connection with the acquisition of the Interim Lease multiplied a fraction, the numerator of which is the net acres covered by the Interim Lease which are included in any Proven Tract and the denominator of which is the total net acres covered by such Interim Lease.

ARTICLE V
ENVIRONMENTAL

Section 5.01         Environmental Examination Period.

(a)    Commencing on the date hereof and ending October 4, 2010 at 6:00 p.m. Midland, Texas time (the “Environmental Examination Period”), Seller shall, subject to Third Party operator and surface owner approval (which, upon Buyer’s request, Seller shall use commercially reasonable efforts to obtain, provided that Seller shall not be required to provide consideration, incur any expense or undertake obligations to or for the benefit of the holders of such approval rights) and the provisions of Section 7.01 hereof, permit Buyer and/or its representatives, in a reasonable manner, at reasonable times and at Buyer’s sole risk, cost and expense, to conduct reasonable environmental inspections of the Assets; provided, however, that Buyer must make previous arrangements with Seller for each such inspection; and provided, further, that each such inspection shall be limited to a visual inspection of the Seller’s Wells and Leases (although Seller may move dirt or ground coverings at the surface location to obtain such a visual inspection, subject to the requirements of subsection (e) below), it being understood that no soil or water tests, other samplings or borings thereof may be conducted without Seller’s prior consent. If Buyer determines that invasive inspections are warranted, and if Seller declines to consent thereto, Buyer shall have the right to terminate this Agreement, in which case the Deposit shall be paid to Buyer.

(b)    Buyer agrees (i) to provide to Seller, upon request, a copy of any portion of any environmental assessments of the Seller’s Wells and Leases conducted by or on behalf of Buyer, including any reports, data and conclusions, to the extent such portion relates to an Environmental Defect described in any Environmental Defect Notice delivered by Buyer and (ii) to maintain the confidentiality of the information set forth therein, except to the extent disclosure is required under applicable Law.

(c)    Each Party agrees that it will not (and will cause its officers not to) use any information obtained pursuant to this Section 5.01 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(d)    Buyer shall coordinate its environmental site assessments and physical inspections of Seller’s Wells and Leases with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller insofar as possible without interfering with Buyer’s ability to conduct a thorough examination of the Assets, Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of Seller’s Wells and Leases, including any environmental or other inspection or assessment of Seller’s Wells and Leases.

(e)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to Seller’s Assets in connection with Buyer’s due diligence in accordance with recognized industry standards or requirements of Third Party operators, (ii) restore Seller’s Assets to the approximate same or better condition than existed prior to commencement of Buyer’s due diligence, but limited to the full extent of any damage related to Buyer’s due diligence, and (iii) remove all equipment, tools or other property brought onto Seller’s Assets in connection with Buyer’s due diligence. Any disturbance to Seller’s Assets (including, without limitation, any real property, platform or other fixtures associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

Section 5.02         Environmental Defect.  An Asset shall be deemed to have an “Environmental Defect” if Buyer discovers that such Asset is subject to a condition constituting a violation of Environmental Laws with respect to which the Lowest Cost Response therefor is reasonably estimated to require an expenditure in excess of $25,000; provided that an Environmental Defect shall not be deemed to exist with respect to NORM in connection with in-use equipment or with respect to any issues disclosed in Schedule 5.02.

Section 5.03         Notice of Environmental Defects.  To assert a claim for an Environmental Defect, Buyer must promptly notify Seller thereof prior to the expiration of the Environmental Examination Period.  To be effective, such notice (an “Environmental Defect Notice”) shall be in writing and shall include (a) a detailed description of the alleged Environmental Defect(s), (b) the Assets affected thereby (each, an “Environmental Defect Property”), (c) the value of each Environmental Defect Property (which shall be the Allocated Value thereof), (d) documentation sufficient to reasonably support the asserted Environmental Defect(s), and (e) the amount which Buyer reasonably believes is the Lowest Cost Response to cure the alleged Environmental Defect(s) and the computations and information upon which Buyer’s belief is based.  Any matters that may otherwise constitute Environmental Defects but that are not specifically disclosed to Seller pursuant to an Environmental Defect Notice prior to the expiration of the Environmental Examination Period shall be deemed to have been waived by Buyer.

Section 5.04         Remedies for Environmental Defects.  Seller shall have the option, but not the obligation, to attempt to cure any Environmental Defect prior to the Cure End Date.  In the event that any Environmental Defect is not cured on or before the Cure End Date, then subject to Section 5.05, Seller may, at its sole election for each Environmental Defect:

(a)    subject to Section 5.05, adjust the Purchase Price downward by the Lowest Cost Response to cure such Environmental Defect (such adjustment being herein referred to as the “Environmental Defect Amount”), provided if Seller and Buyer are unable to agree on the Environmental Defect Amount prior to the Closing such amount will be determined pursuant to Section 5.06; or

(b)    Seller may retain the Environmental Defect Property and reduce the Purchase Price by an amount equal to the Allocated Value (or portion thereof allocable thereto) of each Environmental Defect Property, in which event the Parties shall proceed to the Closing, the Environmental Defect Property shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted.

Section 5.05         Limitations.  Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies available to Buyer for any Environmental Defect if the sum of all Environmental Defect Amounts does not exceed $1,000,000 (the “Environmental Defect Deductible”), (b) Buyer will only be entitled to one recovery for a matter which constitutes an Environmental Defect even if such matter breaches another provision of this Agreement, (c) if the sum of all Environmental Defect Amounts exceeds the Environmental Defect Deductible, then any adjustments to the Purchase Price in the Final Accounting Statement or other remedies provided by Seller pursuant to Section 5.04 shall be applicable only to the portion thereof that exceeds the Environmental Defect Deductible, and (d) Section 5.04 (as limited by this Section 5.05) shall, to the fullest extent permitted by applicable Law, but excluding Section 6.01(l) and any remedies described in this Agreement for a breach thereof, be the exclusive right and remedy of Buyer with respect to any Environmental Law, any other environmental matter with respect to the Assets or Seller’s breach of any warranty with respect to Environmental Laws, and Buyer waives any and all other rights, at Law or in equity, with respect thereto.

Section 5.06         Environmental Arbitrator.  If Buyer and Seller are unable to agree upon the Environmental Defect Amount, or the validity of an Environmental Defect, the Parties shall proceed to the Closing, the Environmental Defect Property shall be conveyed to the Buyer, the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Environmental Defect Property otherwise payable at Closing and such amount shall be paid by Buyer into an escrow account established with a federally insured savings or banking institution mutually acceptable to Buyer and Seller pursuant to the terms of an escrow agreement in a form acceptable to the escrow agent and reasonably acceptable to Buyer and Seller. The amount deposited into escrow will remain there until the matter is exclusively and finally resolved by arbitration pursuant to this Section 5.06. There shall be a single arbitrator, who shall be an attorney or environmental consultant with at least ten (10) years experience in environmental issues involving Texas oil and gas properties, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date, and absent such agreement, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Austin,

Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in Article V and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, the Environmental Arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defect Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Environmental Arbitrator.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01         Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

(a)    Organization.  Seller is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation.

(b)    Qualification.  Seller is duly qualified to do business and, to the extent applicable, is in good standing in each jurisdiction in which the nature of the business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(c)    Authorization / Consents.  The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Seller’s governing body and under its organizational documents.  Subject to compliance with the HSR Act, as applicable, and other than as set forth on Schedule 6.01(c) and those consents of Governmental Authorities customarily obtained post-Closing, Seller is not required to (1) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (2) obtain any consent from any other Third Party (in each case) in order for Seller to consummate the transactions contemplated by this Agreement.

(d)    Enforceability.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)    Noncontravention. Except where the same would not have a Material Adverse Effect, assuming compliance with the HSR Act, as applicable, and except for obtaining all consent requirements, complying with all preferential rights to purchase or similar rights applicable to the transactions contemplated hereby and obtaining the release at the Closing of the mortgage and security interests upon the Assets securing Seller’s credit facilities, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby  by  Seller  will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (3) any applicable Law, (4) the organizational documents of Seller, or (5) any Material Contract of Seller.

(f)     Litigation.  Except for the litigation described on Schedule 6.01(f) (if any), as of the date of this Agreement there are no suits, actions, investigations, proceedings or litigation before or by any Governmental Authority that are pending or, to Seller’s Knowledge, threatened against Seller that are attributable to the Assets, Seller’s ownership, operation or use of the Assets, and as of the Closing Date there are no suits, actions, investigations, proceedings or litigation before or by any Governmental Authority that are pending or, to Seller’s Knowledge, threatened against Seller that are attributable to the Assets for which Seller has not assumed liability and agreed to fully indemnify Buyer.

(g)    Brokers’ Fees.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer will be liable or obligated.

(h)    Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller.

(i)     Taxes.

(i)        With respect to all Applicable Taxes, (1) all Tax Returns required to be filed by Seller or its Affiliates with respect to Applicable Taxes have been timely filed with the appropriate Governmental Authorities or have been legally extended, (2) such Tax Returns are true and correct in all material respects, (3) all Taxes reported on such Tax Returns that have become due and payable have been duly paid, except to the extent being disputed in good faith, (4) there are no administrative proceedings or lawsuits pending against the Assets by any Governmental Authority with respect to such Applicable Taxes, and (5) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

(ii)       There is no claim against Seller or its Affiliates for any Applicable Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to Seller’s Knowledge, threatened against Seller or its Affiliates with respect to any Applicable Taxes or Tax Returns with respect to Applicable Taxes.  No claim has ever been made by an authority in a jurisdiction where Seller or its Affiliates does not file Tax Returns that it is or may be subject to taxation in that jurisdiction, and the Assets are not subject to Taxes in any jurisdiction in which Seller or its Affiliates has not filed Tax Returns.

(iii)      With respect to Applicable Taxes, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Seller or its Affiliates or any waiver or agreement for any extension of time for the assessment or payment of any Applicable Tax of or with respect to Seller or its Affiliates.  No request for any such waiver is pending.

(iv)      Neither Seller nor its Affiliates is a party to or bound by any Applicable Tax allocation, sharing or indemnity agreements or arrangements.

(v)       None of the Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(vi)      None of the Assets is (or will be as of the Closing Date) held in an arrangement (other than as may arise by virtue of Seller’s (or, if Seller is an entity disregarded as separate from its owner for federal, state or local income tax purposes, its owner’s) organizational or governing documents) that is treated as a partnership for federal, state or local income tax purposes.

(vii)     None of the Assets being sold by Seller hereunder is (nor will be as of the Closing Date) an interest in any entity (including any entity disregarded as separate from its owner) for federal, state or local income tax purposes.

(viii)    Neither Seller nor its Affiliates is a party to any agreement with any Governmental Authority with respect to Applicable Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(ix)      Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(x)       All of Seller’s property that is subject to property tax has been rendered by Seller to the appropriate taxing jurisdiction and, to Seller’s Knowledge, is properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to the Effective Time and no portion of Seller’s property constitutes omitted property for property tax purposes.

(j)     Royalty Payments.  Except as noted in Schedule 6.01(j), all rents, rentals, shut-in royalties, overriding royalties, production payments and other royalties with respect to production from the Leases operated by Seller or its Affiliates that have become due and payable as of the Effective Time have been or will be prior to the Closing duly paid (other than royalties held in escrow or suspense accounts) and all such Leases are in full force and effect.

(k)    Hydrocarbon Sales. Except as noted in Schedule 6.01(k), (6) Seller is not obligated by virtue of:  (a) a prepayment arrangement under any Contract for the sale of Hydrocarbons that contains a “take or pay” provision, (b) a production payment, or (c) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving payment for the production commensurate with Seller’s ownership in and to the Assets, (7) Seller is not (A) subject to any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Assets in excess of the Contract requirements and (B) obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas  contract or other agreement with shippers with respect to the Assets, and (8) no Person is entitled to receive any portion of the Seller’s Hydrocarbons produced from the Assets or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar.

(l)     Environmental Matters.  To Seller’s Knowledge and except as would not have a Material Adverse Effect, as of the date of this Agreement, neither Seller nor any Third Party operator has received any written notice of violation of any Environmental Laws by any Governmental Authority relating to the Assets where such violation has not been previously cured or otherwise remedied.

(m)   Compliance with Laws. Except for the pending permits and as otherwise noted on Schedule 6.01(m) and except as would not have a Material Adverse Effect:

(i)        the Assets operated by Seller or its Affiliates have been operated in accordance with all Laws (other than Environmental Laws) of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all Hydrocarbons attributable thereto;

(ii)       all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation of the Assets operated by Seller or its Affiliates (other than those required pursuant to Environmental Laws) have been obtained and no violations exist or have been recorded in respect of such licenses, permits or authorizations; and

(iii)      Seller has not received any written notice of any violation of any Laws in connection with its operation of the Assets that has not been corrected or settled.

Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 6.01(m) with respect to any matters relating to the environment or Environmental Law, which matters are covered solely by Section 6.01(l).

(n)    Contracts.  To Seller’s Knowledge, Exhibit A – Part 4 lists all Material Contracts in effect as of the Effective Date and/or as of date of this Agreement.  Except as disclosed on Schedule 6.01(n), Seller has paid or will pay prior to the Closing its share of all costs due and payable by it under the Material Contracts, and all Material Contracts are in full force and effect and constitute valid and binding obligations of the Seller.  Seller is not in breach or default (and no situation exists that, which the passing of time or giving of notice would create a breach or default) under any of the Material Contracts, and, to Seller’s Knowledge, no breach or default by any Third Party (or situation that, with the passing of time or giving of notice would create a breach or default) exists, expect such defaults as would not, individually or in the aggregate have a Material Adverse Effect.

(o)    Equipment. The equipment used in connection with the Assets operated by Seller or its Affiliates has been maintained in operable repair, working order and operating condition and is adequate for normal operation of the Assets consistent with current practices.  To Seller’s Knowledge, there is no out of service oil and gas equipment on the Lands other than the Excluded Assets.

(p)    Payout Balances.  To Seller’s knowledge, Schedule 6.01(p) contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Wells and Units subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

(q)    Condemnation. As of the date of this Agreement, there is no pending or, to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

(r)     Plugging and Abandonment.  Seller has not abandoned, or agreed to abandon, any wells included in the Assets operated by Seller or its Affiliates since the Effective Time and to Seller’s Knowledge there are no dry holes, or otherwise inactive wells, located on the Lands, other than wells that have been or will be prior to Closing properly plugged and abandoned.

(s)    Bankruptcy.  To Seller’s Knowledge, there are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate.

(t)     Investment Company.     Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

(u)    AFE’s.  To Seller’s Knowledge, Schedule 6.01(u) contains a true and correct list as of the Effective Time of all material authorities for expenditures (collectively, “AFEs”) for capital expenditures with respect to the Assets that have been proposed by any Person having authority to do so other than internal AFE’s of Seller not delivered to Third Parties.  For the purposes of this Section 6.01(u), an AFE shall be material if, net to Seller’s interest, such AFE exceeds $25,000 and such AFE is currently valid and outstanding.

(v)    Preferential Purchase Rights.  To Seller’s Knowledge, Schedule 6.01(v) sets forth those preferential rights to purchase or similar rights that are applicable to the transactions contemplated hereby.

(w)   Tag Along Rights.  To Seller’s Knowledge, Schedule 8.01 sets forth all of the agreements establishing Tag Along Rights that are applicable to the Assets.

(x)    Paper Vision.  Seller’s “paper vision” system described in Section 4.01 contains (or Seller will provide Buyer with physical copies of) all documents, records, files and information related to the Assets that Buyer would be entitled to review pursuant to Section 4.01.

None of the representations or warranties set forth in this Agreement or any of the other provisions of this Agreement shall be applicable to the Excluded Assets

Section 6.02         Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)    Organization.  Buyer is duly formed, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its formation.

(b)    Qualification.  Buyer is duly qualified to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(c)    Authorization / Consents.  The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents.  Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority other than with respect to the HSR Act in order for Buyer to consummate the transactions contemplated by this Agreement.

(d)    Enforceability.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e)    Noncontravention.  Except where same would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under:  (9) any applicable Law, (10) the organizational documents of Buyer, or (11) any material contract of Buyer.

(f)     Litigation.  As of the date of this Agreement, there are no suits, actions or litigation before or by any Governmental Authority that are pending against Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g)    Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.

(h)    Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

(i)     Qualifications.  Buyer or Linn Operating, Inc. is and shall continue to be qualified to own and assume operatorship of the Assets in all jurisdictions where such Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer or Linn Operating, Inc. to be disqualified as such owner or operator.  Buyer or Linn Operating, Inc. currently has and will continue to maintain lease bonds and any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets.  Buyer or Linn Operating, Inc. has filed any and all required reports necessary for the aforementioned operations with all Governmental Authorities having jurisdiction over such operations.  To Buyer’s knowledge, there are no matters or circumstances applicable to Buyer that would preclude or inhibit unconditional approval by Governmental Authorities of the assignment of the Assets from Seller to Buyer.

(j)     Financing.  Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Purchase Price to Seller at the Closing, to pay the purchase price of all interests in Tag Along Assets elected to be sold by Third Parties, and to pay all expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.

(k)    Investment.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Assets.

(l)     Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended.  Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.  Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities.

ARTICLE VII
PRE-CLOSING OBLIGATIONS

Section 7.01         Access.  Buyer hereby agrees to defend, indemnify, release, protect, save and hold harmless the Seller Indemnitees and all co-owners of the Assets from and against any and all Liabilities arising out of or relating to the access to Seller’s offices or the Assets by Buyer, its officers, employees, agents, advisors or representatives in connection with this Agreement or any due diligence activity conducted by Buyer or any of its officers, employees, agents, advisors or representatives. The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement.

Section 7.02        Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Files or the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s representatives in accordance with the terms of the Confidentiality Agreement]. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement and (b) the Excluded Assets).

Section 7.03        Dispositions of Assets.  During the Interim Period, Seller shall not, without the prior consent of Buyer, transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for (a) sales and dispositions of Hydrocarbon production in the ordinary course of business, or (b) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained.

Section 7.04         Operations.  During the Interim Period, Seller will operate its business with respect to the Assets in the ordinary course of business, will maintain all material governmental permits and approvals affecting the Assets, and shall not, without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, (a) propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Seller in excess of $50,000; (b) consent to any operation with respect to the Assets reasonably expected to cost Seller in excess of $50,000 that is proposed by any Third Party and for which consent may be given after the Closing Date; (c) terminate, materially amend or enter into any Material Contract related to the Assets; or (d) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets, or commit to do any of the foregoing, except in each case of subsections (a) through (c) above, where such operation is (i) in connection with an AFE listed in Schedule 6.01(u), (ii) in response to an emergency, or (iii) is necessary to maintain or prevent forfeiture of a Lease.  During the Interim Period, Seller will not acquire New Leases or extensions of existing Leases without Buyer’s prior approval, provided however if Buyer refuses to approve a New Lease or extension of an existing Lease which would have offset a downward adjustment to the Purchase Price resulting from a Lease Expiration pursuant  to Section 4.13, then there will be no Lease Adjustment on account of such Lease Expiration, so long as the terms of the New Lease or the extension of the existing Lease are not materially different than the terms of the expiring Lease.  Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.

Section 7.05        HSR Act.  If applicable, Buyer and Seller will each promptly prepare and simultaneously file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement and request early termination of the waiting period thereunder.  Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Buyer and Seller shall cooperate with each other and shall promptly furnish all information to the other party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act.  Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated hereby.

Section 7.06        Governmental Bonds.  Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets, are transferable or are to be transferred to Buyer.  On or before the Closing Date, Linn Operating, Inc. shall obtain, or cause to be obtained in the name of Linn Operating, Inc., replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.  In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

Section 7.07         Imbalances. Buyer expressly assumes any and all obligations attributable to Imbalances, to the extent disclosed by Seller, associated with the Assets. Should Buyer discover any inaccuracy in Schedule 6.01(k) attributable to the Assets prior to the Effective Time related to Imbalances, Buyer may assert a claim for an adjustment under this Section by delivering a written Claim Notice to Seller at least five (5) days prior to Closing. If it is determined that there is an inaccuracy as of the Effective Time in the Imbalances set forth on Schedule 6.01(k), then an adjustment to the Purchase Price, will be made as follows:

(a)    Should Seller’s total net Imbalance reflect that the Seller is overproduced, then the Purchase Price shall be reduced by the net change in the total Imbalance times $5.00 per MMBtu; or

(b)    Should Seller’s total net Imbalance reflect that the Seller is underproduced, then the Purchase Price shall be increased by the net change in the total Imbalance times $5.00 per MMBtu.

Section 7.08         Financial Statements.

(a)    Seller acknowledges that Buyer and/or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets (“Financial Statements”) in documents filed with the SEC by Buyer and/or its Affiliates pursuant to the Securities Act of 1933, as amended, and that such Financial Statements may be required to be audited.  In that regard, Seller shall provide Buyer reasonable access to such records (to the extent such information is available) and personnel of Seller as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to create and audit any Financial Statements that Buyer deems necessary.  Notwithstanding the foregoing, (i) Seller shall in no event be required to create new records relating to the Assets and (ii) the access to be provided to Buyer pursuant to this Section 7.08 shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business and shall be made available during Seller’s normal business hours.

(b)    Seller will not unreasonably withhold, condition or delay its consent to the inclusion or incorporation by reference of the Financial Statements in any registration statement, report or other document of Buyer or any of its Affiliates to be filed with the SEC in which Buyer or such Affiliate reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.  Upon request of Buyer, Seller shall request the external audit firm that audits the Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such registration statement, report or other document.  Seller shall provide Buyer and Buyer ‘s independent accountants with access to (i) audit work papers of Seller’s independent accountants and (ii) management representation letters provided by Seller to Seller’s independent accountants.

(c)    Buyer shall reimburse Seller for all reasonable costs and expenses incurred by Seller in connection with Seller’s satisfaction of its obligations under this Section 7.08.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01         Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)    Representations.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as the date of this Agreement and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer to such effect.

(b)    Performance.  Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer to such effect.

(c)    Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)    Execution and Delivery of Closing Documents.  Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 10.04 and Buyer shall be ready, willing and able to deliver to Seller the Adjusted Purchase Price.

(e)    HSR Act.  If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.

(f)     Performance Bonds.  Buyer shall have obtained, or caused to be obtained, in the name of Buyer or Linn Operating, Inc., replacements for Seller’s and/or Seller’s Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 7.06.

(g)    Tag Along Rights.  Unless waived by Seller either following receipt by Seller of a waiver of Tag Along Rights satisfactory to Seller or otherwise waived by Seller, Seller’s obligations under this Agreement with respect to the sale of Assets which relate to applicable Tag Along Assets are subject to the simultaneous execution by Buyer of a Tag Along PSA in the form of Exhibit F hereto pertaining to the Tag Along Assets on the same terms and conditions as this Agreement with Third Parties who have exercised their Tag Along Rights as set forth in the agreements referenced on Schedule 8.01.

(h)    CrownRock Waiver.  Seller shall have received from CrownRock a written waiver of the Common Properties Tag Along Rights and rights under the Patriot/CrownRock AMI.

Section 8.02         Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)    Representations.  The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, and Buyer shall have received a certificate signed by an officer of Seller to such effect.

(b)    Performance.  Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date, and Buyer shall have received a certificate signed by an officer of Seller to such effect.

(c)    Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)    Execution and Delivery of Closing Documents.  Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 10.03.

(e)    HSR Act.  If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.

ARTICLE IX
TAX MATTERS

Section 9.01         Filing of Tax Returns; Payment of Taxes.  Buyer shall prepare or cause to be prepared all Tax Returns (other than income and franchise Tax Returns) with respect to the Assets if such Tax Return (i) is required to be filed by Buyer or its Affiliate after the Closing Date or (ii) is required to be filed after the Closing Date and relates to any Straddle Period.  Seller shall prepare or cause to be prepared all other Tax Returns with respect to the Assets for any Seller Period; provided, however, that Seller shall not file any such Tax Returns or take any other action without the consent of Buyer if such filing or action would affect Buyer’s Tax liability.  Not later than five (5) calendar days prior to the due date for payment of Taxes with respect to any Tax Return with respect to a Seller Period, Seller shall pay to the Buyer the amount of any Taxes with respect to such Seller Period (except to the extent Buyer and Seller have taken such Taxes into account by increasing the Purchase Price under Section 3.04).  Notwithstanding anything to the contrary in this Agreement, from and after Closing, Seller shall be liable for, and shall indemnify and hold harmless Buyer and its Affiliates from and against, any other Seller Taxes, and shall reimburse Buyer or Buyer’s Affiliate for any such amount paid by Buyer or Buyer’s Affiliate no later than seven (7) calendar days after the Seller’s receipt of notice from Buyer of Seller’s liability therefor.  The amount of such Taxes allocable to the time period described in the previous sentence will be determined in a manner similar to and consistent with Section 9.02.

Section 9.02         Proration of Taxes.  In the case of Taxes (other than income and franchise Taxes) that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending at the Effective Time shall be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Effective Time and the denominator of which is the number of calendar days in the entire period.  In the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Seller Period ended at the Effective Time; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period before the Effective Time and the period after the Effective Time in proportion to the number of days in each period.  Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

Section 9.03         Period After Effective Time.  Notwithstanding anything to the contrary in this Agreement, from and after Closing, Buyer shall be liable for, and shall indemnify and hold harmless each Seller and its Affiliates from and against, any Taxes (other than income and franchise Taxes and Taxes that Buyer and Seller have taken into account by adjusting the Purchase Price under Section 3.04) that are allocable to all periods from and after the  Effective Time, and shall reimburse Seller or Seller’s Affiliate for any such amount paid by Seller or Seller’s Affiliate no later than seven (7) calendar days after the Buyer’s receipt of notice from Seller of Buyer’s liability therefor; provided, however, that Buyer shall not be obligated under this Section 9.03 for any Taxes attributable to Seller’s gain on the sale of Assets as contemplated by this Agreement.  The amount of such Taxes allocable to the time period described in the previous sentence will be determined in a manner similar to and consistent with Section 9.02.

Section 9.04         Cooperation on Tax Returns and Tax Proceedings.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Assets (other than with respect to income and franchise Taxes) and any audit, litigation or other proceeding with respect to such Taxes imposed on or with respect to the Assets for any Seller Period or Straddle Period.

ARTICLE X
CLOSING

Section 10.01      Time and Place of Closing.  If the conditions referred to in Article VIII have been satisfied or waived in writing, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Lynch, Chappell & Alsup located at 300 N. Marienfeld, Midland, Texas  79701, at 10:00 a.m., Midland,

Texas time.  The day on which the Closing occurs (the “Closing Date”) shall be October 14, 2010, or such earlier or later date as is mutually agreed by the Parties.  The closing of the Transactions described in the various Tag Along PSA’s shall occur on the Closing Date at the Closing.

Section 10.02       Adjustments to Purchase Price at Closing.  Not later than 5 Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments  to the Purchase Price set forth in Section 3.04.  The estimate delivered in accordance with this Section 10.02 will be the dollar amount to be paid by Buyer to Seller at the Closing.

Section 10.03       Actions of Seller at Closing.  At the Closing, Seller shall:

(a)    execute, acknowledge and deliver to Buyer the Assignment and Bill of Sale, substantially in the form of Exhibit D (the “Assignment”), and such other conveyances, assignments, transfers, bills of sale and other instruments, whether state or federal, in form and substance mutually agreed upon by Buyer and Seller, as may be necessary or desirable to convey ownership, title and possession of the Assets to Buyer (the “Additional Assignments”) (except as set forth in Section 11.03);

(b)    deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of the Code;

(c)    deliver to Buyer releases of any mortgages and terminations of any security interests (in each case) securing Seller’s credit facilities;

(d)    for Wells of which Seller or its Affiliate is the designated operator, execute and deliver to Buyer:  (i) a validly executed blanket transfer of P-4’s designating Linn Operating, Inc. as operator of the Wells with the Texas Railroad Commission and (ii) any other forms or documents required to designate Buyer as operator of those Wells;

(e)    execute and deliver to Buyer letters in lieu of transfer or division orders;

(f)     execute and deliver to Buyer the Transition Services Agreement in the form attached hereto as Exhibit F and

(g)    execute, acknowledge and deliver any other agreements that are provided for herein or are necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.04       Actions of Buyer at Closing.  At the Closing, Buyer shall:

(a)    execute and acknowledge the Assignment and such Additional Assignments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Assets to Buyer;

(b)    deliver to Seller the Adjusted Purchase Price by wire transfer as set forth in Section 3.01;

(c)    simultaneously purchase all interests in the Tag Along Assets elected to be sold by Third Parties;

(d)    execute and deliver to Seller the Transition Services Agreement in the form attached hereto as Exhibit F and

(e)    execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

ARTICLE XI
POST-CLOSING OBLIGATIONS

Section 11.01       Post-Closing Adjustments to Purchase Price; Disputes.

(a)    Seller shall prepare within 180 days after the Closing Date and furnish to Buyer a final accounting statement setting forth the final calculation of the Adjusted Purchase Price based on the adjustments and pro-rating of any amounts provided for in Section 3.04 or elsewhere in this Agreement, including Section 10.01(c) (the “Final Accounting Statement”) together with reasonable supporting documentation.  Buyer shall within 45 days after receipt of the Final Accounting Statement deliver to Seller a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Accounting Statement (the “Dispute Notice”).  The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than 30 days after such agreement.  During the foregoing periods of time, either Party may at its own expense audit the other Party’s books, accounts and records relating to production proceeds, operating expenses and Taxes paid that may have been adjusted on account of this transaction.  Such audit shall be conducted so as to cause a minimum of inconvenience to the audited Party.  The occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement.

(b)    If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within 10 business days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to Ernst & Young, LLP or such other mutually agreeable accounting firm selected by the Parties (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Accounting Statement and any

other documentation such Party may desire to submit.  Within 45 business days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

Section 11.02       Operation of the Assets After Closing.  It is expressly understood and agreed that neither Seller nor any of its Affiliates shall be obligated to continue operating any of the Assets under the Transition Services Agreement after the term of the Transition Services Agreement and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the termination of the Transition Services Agreement.  Seller does not warrant or guarantee that Buyer will become the operator under any applicable joint operating agreements; however, Seller will reasonably assist Linn Operating, Inc. in its efforts to succeed Buyer as operator of any Wells; provided that Seller shall not be required to provide consideration, incur any expense or undertake obligations to or for the benefit of Buyer or Linn Operating, Inc. except as specifically provided in this Agreement or the Transition Services Agreement.

Section 11.03       Files and Data.  Seller shall make the Files and Data (including accounting Files and pay decks) available to Buyer for pickup within 30 days after the Closing. Seller shall have the right to make and keep copies of the Files and the Data.

Section 11.04       Further Cooperation.  After the Closing, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement; provided that the Party requesting any such information, documents or other acts and things shall bear and be responsible for all costs and expenses associated with any such request.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets to be made by the proper Party hereunder.

Section 11.05       Document Retention.

(a)    Inspection.  Subject to the provisions of Section 11.05(b), Buyer agrees, and will cause its assigns to agree, that the Files shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of 7 years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Seller may, during such period and at its expense, make such copies thereof as it may reasonably request.

(b)    Destruction.  Without limiting the generality of the foregoing, for a period of 7 years after the Closing Date (or for such longer period as may be required by Law or by Governmental Authorities), Buyer shall not, and shall cause its assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof.  At the conclusion of such period, Buyer shall, and shall cause its assigns to agree that they shall, offer to deliver to Seller, at Seller’s expense (without any payment to Buyer), the Files prior to destroying the same.

Section 11.06       Suspense Accounts.  Prior to Closing, Seller shall release all funds held by Seller in minimum suspense related to proceeds of production and attributable to Third Parties’ interests in the Leases or Hydrocarbon production therefrom and all other funds suspended awaiting minimum disbursement requirements.  At Closing, Seller shall transfer to Buyer all funds held by Seller, or Seller’s rights to such funds if held by Third Parties, in remaining suspense related to proceeds of production and attributable to Third Parties’ interests in the Leases or Hydrocarbon production therefrom, including those funds listed in Schedule 11.06 and all other funds suspended under division orders and funds suspended for title and other defects (collectively the “Suspense Accounts”).  If such funds or rights to such funds are transferred to Buyer, Buyer agrees to administer all such accounts and assume all payment obligations relating thereto in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations.

ARTICLE XII
TERMINATION

Section 12.01       Right of Termination.  This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a)    by mutual consent of the Parties;

(b)    by either Party if the Closing shall not have occurred on or before November 14, 2010; provided, however, that no Party can so terminate this Agreement if such Party is at such time in material breach of this Agreement;

(c)    by Seller, at Seller’s option, in the event the conditions set forth in Section 8.01 are not satisfied to the satisfaction of Seller at or prior to the Closing Date;

(d)    by Buyer, at Buyer’s option, if the conditions set forth in Section 8.02 are not satisfied to the satisfaction of Buyer at or prior to the Closing Date;

(e)    by either Party if the sum of all (i) Title Defect Amounts, net of all Title Benefit Amounts, and (ii) Environmental Defect Amounts raised (in each case) by Buyer pursuant to a Title Defect Notice and/or Environmental Defect Notice delivered to Seller at least 2 days prior to Closing, exceeds 20% of the Purchase Price;

(f)     subject to Section 14.02, by either Party if the Casualty Loss exceeds 20% of the Purchase Price or

(g)    by either Party if any court or Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.

Section 12.02       Effect of Termination.  In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to Section 12.01, then, except as provided in Section 3.02 and except for the provisions of Section 1.01, Section 1.02, Section 7.01, Section 7.02, this Section 12.02, Section 13.05, Section 13.07, Section 13.09, Section 14.01 and Article XV (other than Section 15.02 and 15.07), this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any Party from Liability for any willful breach of its covenants or agreements hereunder; provided that if Seller retains the Deposit as liquidated damages pursuant to Section 3.02, then such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer.  If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled; provided, however, and notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any indirect, consequential, punitive or exemplary damages, or damages for lost profits of any kind or loss of business opportunity.  Upon such termination, Seller shall be free to immediately enjoy all rights of ownership and to sell, transfer, encumber or otherwise dispose of the Assets to any other Person without any restriction under this Agreement.

ARTICLE XIII
ASSUMPTION AND INDEMNIFICATION

Section 13.01       Assumption and Indemnity.

(a)    As of the Closing, but without limiting Buyer’s rights to indemnity under this Agreement or any title indemnity agreement, Buyer assumes and agrees to pay, perform and discharge all obligations and Liabilities (including all ad valorem and other Taxes, other than Taxes addressed in Article IX) with respect to the Assets regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including:

(i)        all obligations (whether arising by Law or by contract) to properly plug and abandon all Wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Leases, Wells or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(ii)       all Liabilities attributable to the Assets arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law;

(iii)      all obligations applicable to the lessee under any of the Leases; and

(iv)      any obligations or Liabilities arising out of Section 11.06.

Provided however that Buyer does not assume any obligations or liabilities of the Seller to the extent they are:

(v)       attributable to or arise out of the Excluded Assets;

(vi)      attributable to or arise out of the actions, suits or proceedings, if any, described in Schedule 6.01(f);

(vii)     the continuing responsibility of Seller under Section 2.04 or matters for which the Seller is required to indemnify Buyer under Section 13.03;

(viii)    attributable to or arising out of the payment of or failure to pay royalties prior to the Effective Time, other than with respect to the Suspense Accounts.

All such assumed obligations and Liabilities described above in this Section 13.01 being hereinafter collectively referred to as the “Assumed Obligations”.

Section 13.02       Indemnification by Buyer.

(a)    Effective as of Closing, Buyer hereby defends, releases, indemnifies and holds harmless Seller, its members, shareholders, officers, directors, employees, agents, representatives, Affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Liabilities caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (i) the Assumed Obligations or (ii) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)    Notwithstanding anything herein to the contrary, in addition to the indemnities set forth in Section 13.02(a), effective as of the Closing, Buyer and its successors and assigns shall assume (as part of the Assumed Obligations), be responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with any environmental condition or other environmental matter related or attributable to the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or removal of any hazardous substance or other material of any kind in, on or under the Assets or other property (whether neighboring or otherwise) and including any Liability of any Seller Indemnitees with respect to the Assets under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et. seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et. seq.), the Clean Water Act (33 U.S.C. §§ 466 et. seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et. seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C.

§ 7401 et. seq.) as amended, the Clean Air Act Amendments of 1990 and all state and local Environmental Laws.

Section 13.03       Indemnification by Seller.  From and after Closing, Seller hereby defends, indemnifies and holds harmless Buyer, its members, shareholders, officers, directors, employees, agents, representatives, parents, Affiliates, subsidiaries and successors (collectively, the “Buyer Indemnitees”) from and against any and all Liabilities caused by, arising from or attributable to (a) the obligations and liabilities of Seller described in Section 13.01(a)(v)-(viii), and (b) the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 13.04       Limitations.  Notwithstanding anything herein to the contrary, excluding Liabilities of Seller with respect to the post-Closing adjustments under Section 11.01 and any Liability with respect to Taxes, (a) Seller shall not incur and shall have no obligation or Liability to the Buyer Indemnitees under this Agreement (i) where the aggregate total of all such Liabilities is less than one percent of the Purchase Price (the “Indemnity Deductible”) or to the extent that such aggregate total exceeds 20% of the Purchase Price or (ii) with respect to Liabilities, and (b) in the event that the sum of all such Liabilities exceeds the Indemnity Deductible, then Seller’s obligation to Buyer Indemnitees shall be applicable only to the portion thereof that exceeds the Indemnity Deductible. For avoidance of doubt, Seller will have no obligation or Liability to Buyer Indemnitees for amounts for which a downward adjustment was made to the Purchase Price pursuant to Section 3.04.

Section 13.05       Negligence and Fault. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 13.02 AND SECTION 13.03) SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE.

Section 13.06       Exclusive Remedy.

(a)    It is the intention of the parties that this Article XIII shall govern the allocation of risks and liabilities between Buyer and Seller except to the extent that it is expressly stated (whether elsewhere in this Article XIII or in some other Article of this Agreement) that the provisions of such other Article (or part thereof) shall control over the terms of this Article XIII.

(b)    Notwithstanding anything to the contrary contained in this Agreement, this Article XIII contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties contained in Section 6.01, 6.02, and Sections 7.01, 7.02, 7.03, 7.04, 7.06 and 7.07  and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each party at Closing.

Section 13.07      Expenses.  Notwithstanding anything herein to the contrary, the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to consummate the transactions contemplated by this Agreement.

Section 13.08      Survival. The representations and warranties of Seller in Section 6.01 shall survive for a period of six months after the Closing, unless a longer survival period is described herein.  The representations and warranties of Seller in Sections 6.01(a), (b), (c), (d), and (e) shall survive the Closing indefinitely, and Seller’s representation and warranties in Section 6.01(i) shall survive until the end of the applicable statute of limitations from the Closing Date. Subject to the foregoing, the remainder of this Agreement shall survive the Closing without time limit.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

Section 13.09      Non-Compensatory Damages.  None of the Buyer Indemnitees nor Seller Indemnitees shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits, of any kind, or loss of business opportunity, arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnitees, and Seller, on behalf of each of Seller Indemnitees, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits or loss of business opportunity, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 13.10      Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

Section 13.11       Indemnification Actions.  All claims for indemnification under this Article XIII shall be asserted and resolved as follows:

(a)    For purposes of this Agreement, the term “Indemnitor” when used in connection with particular damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such damages pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular damages shall mean a Person having the right to be indemnified with respect to such damages pursuant to this Agreement.

(b)    To make claim for indemnification under this Article XIII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnitee to give notice of a Claim as provided in this Section 13.11 shall not relieve the Indemnitor of its obligations under this Article XIII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Claim or otherwise prejudices the Indemnitor’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)    In the case of a claim for indemnification based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to notify the Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Claim under this Article XIII.  The Indemnitee is authorized, prior to and during such thirty 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

(d)    If the Indemnitor agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 13.11.  An Indemnitor shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).

(e)    If the Indemnitor does not agree to indemnify the Indemnitee within the 30 day period specified in Section 13.11(c), fails to give notice to the Indemnitee within such 30 day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnitee shall have the right to defend against the Claim (at the sole cost and expense of the Indemnitor, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any

Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)     In the case of a claim for indemnification not based upon a Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to (i) cure the damages complained of, (ii) agree to indemnify the Indemnitee for such Damages, or (iii) dispute the claim for such damages. If such Indemnitor does not respond to such Claim Notice within such 30 day period, such Person will be deemed to dispute the claim for damages.

ARTICLE XIV
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 14.01       Disclaimers of Representations and Warranties.

(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT, AND IN THE ASSIGNMENT AND BILL OF SALE AND ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)    EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT , AND IN THE ASSIGNMENT AND BILL OF SALE AND ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR

EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND IN THE ASSIGNMENT AND BILL OF SALE AND ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OF THIS AGREEMENT, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)    OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 6.01(L) OF THIS AGREEMENT AND  IN THE ASSIGNMENT AND BILL OF SALE AND ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS SALE OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE V OF THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e)    SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 14.01 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 14.02       Casualty Loss.

(a)    Except as set forth in Sections 14.02(b) and (c), Buyer hereby assumes all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing, including for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well), the depreciation of personal property due to ordinary wear and tear or any diminution of value resulting from industry-wide or regional fluctuation in markets or economies.

(b)    If, after the Effective Time and prior to the Closing, any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation, under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, and the loss as a result of such individual casualty or taking exceeds twenty percent (20%) of the Purchase Price, Buyer shall not be required to close.  Should Buyer elect to close, Seller and Buyer shall agree, by written notice prior to Closing, either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to treat such casualty or taking as a Title Defect with respect to the affected Asset or Assets under Section 4.04 (but without regard to the limitations of Section 4.06). In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(c)    If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking is twenty percent (20%) or less of the Purchase Price, Buyer shall nevertheless be required to close and Seller shall, at Closing, reduce the Purchase Price in an amount equal to the allocated value of the Asset affected by the casualty or taking. If Buyer agrees, Seller shall in lieu of a Purchase Price reduction contemplated above, pay to Buyer and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking.

ARTICLE XV
MISCELLANEOUS

Section 15.01       Transfer Taxes.  All sales, use or other Taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.  Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Taxes.

Section 15.02       Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall (a) record the Assignment of the Assets and any Additional Assignments of the Assets executed at Closing in all applicable real property records and at the offices of all relevant Governmental Authorities, and (b) send notices to vendors supplying goods and services for the Assets of the assignment of such Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof.

Section 15.03       Entire Agreement.  This Agreement, the documents to be executed hereunder and the exhibits and schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 15.04       Waiver.  No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.05       Publicity.  Each Party shall consult with the other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange, no Party shall issue any such publicity or other release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 15.06       No Third Party Beneficiaries.  Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract.

Section 15.07       Assignment.  Except as may be expressly set forth in this Agreement, Buyer may not assign or delegate any of its rights or duties under this Agreement without the prior written consent of Seller and any assignment made without such consent shall be void.  Any assignment of this Agreement made by Buyer as permitted hereby shall not relieve Buyer from any Liability or obligation under this Agreement.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.  Seller also acknowledges that at the time of execution of this Agreement, CrownRock, owns an interest in some of the properties comprising the Assets (the “Common Properties”).  The Common Properties, among other lands, are subject to an area of mutual interest agreement between CrownRock and Seller (the “Patriot/CrownRock AMI”).  Additionally, certain of the Common Properties are also subject to agreements containing provisions granting all parties subject to such agreements the right and opportunity to participate in any sale, assignment, farmout, merger or other transaction in which one party has agreed to dispose of all or a part of its interests (such rights hereinafter referred to as “Common Properties Tag Along Rights”). In the event Closing hereunder occurs, Seller waives, as of the Effective Time, any Common Properties Tag Along Rights and all rights under the Patriot/CrownRock AMI as to all lands covered by the Patriot/CrownRock AMI, including, but not limited to, all lands located in Glasscock, Howard and Martin Counties, Texas.  Seller also agrees to execute and deliver such further instruments that may be reasonably requested by Buyer to evidence this wavier of Common Properties Tag Along Rights and rights under the Patriot/CrownRock AMI.

Section 15.08      Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 15.09       Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), telex, facsimile or telecopy to the addresses of Seller and Buyer set forth below.  Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next business day.

Seller:	Patriot Resources Partners LLC Attention: Benjamin A. Strickling III 110 W. Louisiana, Suite 500 Midland, Texas 79701 Facsimile Number: (432) 686-9921

Buyer:	Linn Energy Holdings, LLC Attention: Charlene A. Ripley, General Counsel 600 Travis Street, Suite 5100 Houston, Texas 77002 Facsimile Number: (281) 840-4180

With a copy to:	CrownRock, LP 303 Veterans Air Park Lane, Suite 5100 Midland, Texas 79705 Facsimile Number: (432) 687-4804

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 15.10      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.11       Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.  Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

Section 15.12       Amendment.  This Agreement may be amended only by an instrument in writing executed by all Parties.

Section 15.13       Schedules and Exhibits.   The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 15.14       Confidentiality.  Notwithstanding the Parties’ execution and delivery of this Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 15.15       Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Texas, in Dallas County, and the federal courts in the Northern District of Texas.  Each of the parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15.09 will be deemed effective service of process on such party.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

PATRIOT RESOURCES PARTNERS LLC

By:	/s/ Benjamin A. Strickling, III
Benjamin A. Strickling, III
President

BUYER:

LINN ENERGY HOLDINGS, LLC

By:	/s/ Mark E. Ellis
Mark E. Ellis
President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT